EXHIBIT 10.4

AMENDED AND RESTATED AGREEMENT

This Agreement (the “Agreement”) is made effective as of the 1st day of August, 2008 (“Effective Date”), by and between Model Reorg Acquisition LLC, a Delaware limited liability company (“LLC”), a wholly-owned subsidiary of Perfumania Holdings, Inc. and successor by merger to Model Reorg, Inc. (“Model”), a New York corporation, having its principal place of business at 35 Sawgrass Drive, Bellport, New York 11713, and Michael W. Katz (“Katz”), having his residence at 4 Gnarled Hollow Circle, Huntington, N.Y. 11743.

WHEREAS, Model and Katz entered into an agreement, dated as of the 31st day of January, 2003 (the “2003 Agreement”), amending, restating and superceding that certain Shareholder’s Agreement, dated as of September 16, 1997, between Model and Katz, which provided for the issuance of certain stock in Model to Katz and which set forth other terms and conditions governing Katz’ ownership of the stock, the purchase of the stock by Model from Katz and various other rights and obligations of the parties relating thereto, including without limitation non-compete, non-solicitation and confidentiality covenants by Katz; and

WHEREAS, LLC and Katz intend hereby to amend and restate the 2003 Agreement to read in its entirety as set forth herein so that, upon execution of this Agreement, the terms of the 2003 Agreement will no longer be of any force or effect and neither party shall have any further obligation thereunder; and

WHEREAS, Model has agreed to pay Katz the sum of $1,920,000, as an additional payment for his stock in Model which will be payable over a three year term with interest and evidenced by a promissory note; and

WHEREAS, Katz has agreed to enter into non-compete, non-solicitation and confidentiality covenants, as set forth herein; and

WHEREAS, Model merged with and into LLC (the “Merger”), which Merger was consummated on August 11, 2008. The group of companies that includes Perfumania Holdings, Inc., LLC and its subsidiaries, Perfumania, Inc., Perfumania.com, Inc. and any other subsidiaries of Perfumania Holdings, Inc. is hereinafter collectively referred to as the “Perfumania Group”.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties agree as follows:

1 Termination of the 2003 Agreement.

(a) The parties acknowledge and agree that the 2003 Agreement is hereby amended and restated to read in its entirety as set forth herein and the terms of the 2003 Agreement shall have no further force and effect. Neither LLC nor Katz shall have any further obligation whatsoever thereunder.

(b) Katz confirms and acknowledges that, upon execution of this Agreement, he will own no stock in Model and will have no further right under the terms of the 2003 Agreement to any stock in Model (including without limitation any consideration payable in the Merger to stockholders of Model) and, except as required in this Agreement and under the promissory note executed pursuant to paragraph 2 below, shall have no further entitlement to any payment or other consideration for his stock in Model.

2 Payment of Consideration to Katz.

LLC and the Perfumania Group shall pay Katz the sum of $1,920,000.00 evidenced by a promissory note (the “Note”) executed by LLC, dated effective as of August 1, 2008, in the form which is attached hereto as Exhibit A, bearing interest at the annual rate of 4% payable in monthly installments over a three-year period in accordance with the terms and conditions of the Note.

3 Death or Disability of Katz.

Notwithstanding the provisions of Section 2 above, upon the death or determination of disability of Katz, any unpaid balance of the Note and accrued interest thereon payable to Katz shall be accelerated and become immediately due and payable to Katz, his representative or Katz’ estate.

For purposes of this Agreement, Katz shall be deemed disabled in the following circumstances:

(a) In the event that (i) there is a determination by a physician designated jointly by LLC and Katz that Katz suffers from illness or other physical or mental impairment that would prevent Katz from substantially performing duties Katz customarily performed for LLC but that said disability is not permanent as set forth in (b) below, or a determination cannot be made as to whether or not the disability is permanent, and (ii) such disability continues for a period of one hundred and twenty (120) consecutive days during any twelve month period or for one hundred and eighty (180) days, whether or not consecutive, during any 12-month period; or

(b) In the event there is a determination by a physician designated jointly by LLC and Katz, that Katz suffers from a permanent disability, which will preclude him from resuming duties he customarily performed for LLC at any time during the last six months of employment.

The physician designated by LLC and Katz to make a determination as to disability shall include in the determination being issued a statement as to (i) whether or not the disability is permanent as defined in 3(b) above; and (ii) if a determination cannot be made as to whether or not the disability is permanent or if a determination is made that at the time the disability is not permanent, the determination shall specify when the disabled Katz should be reevaluated. The parties agree that in the event a determination is made that the disabled Katz must be reevaluated at certain intervals, then the disabled Katz shall submit to such reevaluations.

In the event that LLC and Katz cannot agree on a physician to designate to make the determination as to Katz’ disability, then and in that event, the existence of such disability shall be resolved by the opinion of two (2) licensed physicians, one selected by LLC and one selected by Katz. If the two physicians cannot agree as to whether or not Katz is disabled as defined herein, the two physicians so selected shall designate a third physician and a majority of the three physicians so selected shall determine whether or not Katz is so disabled.

Anything in this paragraph to the contrary notwithstanding, Katz shall be conclusively deemed to be (i) permanently disabled within the meaning of paragraph 3(b) during any period in which he receives disability insurance proceeds, provided that such proceeds are paid pursuant to a policy or benefit payable in the event of a permanent, not short term, disability; or (ii) disabled under 3(a)(i) above during any period in which he receives disability insurance proceeds.

4 Confidentiality, Non-Compete and Non-Solicitation Covenants.

(a) It is agreed that Katz’ services to the Perfumania Group are of an extraordinary and intellectual character, which gives them a peculiar value, and that his position with the Perfumania Group places or will place him in a position of confidence and trust with the customers, vendors and employees of the Perfumania Group. In addition, Katz acknowledges that, as a result of his position with the Perfumania Group, he will be able to develop relationships with customers and vendors of one or more members of the Perfumania Group that are vital to the future success and viability of the Fragrance Business, as defined below, and Katz acknowledges that maintaining such relationships and clients is an essential element to preserving the goodwill and reputation of each member of the Perfumania Group as it relates to the Fragrance Business. Accordingly, Katz agrees that for the period commencing on the date hereof and ending on the date that is one (1) year following the effective date of termination of his employment with any and all members of the Perfumania Group (the “Covenant Period”), he will not, directly or indirectly, individually, or through a corporate or other business entity, without the prior written consent of the Perfumania Holdings, Inc. Board of Directors:

(i) solicit Competitive Business (as defined below) from any customer or vendor of any member of the Perfumania Group with respect to Fragrance Business during the Covenant Period;

(ii) attempt in any manner to persuade any customer or vendor of any member of the Perfumania Group with respect to Fragrance Business during the Covenant Period to cease to do Competitive Business or to reduce the amount of Competitive Business which any customer or vendor has customarily done or contemplates doing with any member of the Perfumania Group whether or not the relationship between any member of the Perfumania Group and such customer or vendor was originally established in whole or in part through his efforts;

(iii) except on behalf of any member of the Perfumania Group, employ or attempt to employ any person who is then, or at any time during the preceding year was, in the employ of any member of the Perfumania Group; or

(iv) except on behalf of any member of the Perfumania Group, directly or indirectly, individually or as a partner, principal, stockholder, equity owner, employee, agent, officer or consultant of any company, corporation, partnership or other entity, engage in a Competitive Business in the Fragrance Business during the Covenant Period.

For purposes hereof, “Fragrance Business” means the wholesale purchase and wholesale and retail sale or consignment of perfumes, colognes and fragrances. For purposes hereof, “Competitive Business” means any business engaged in any way in the Fragrance Business.

Notwithstanding the provisions of Section 4 above, the foregoing covenants shall not be deemed to prohibit Katz from acquiring as an investment not more than five percent (5%) of the capital stock of a company in the Fragrance Business, whose stock is traded on a national securities exchange.

(b) The terms and conditions of sub-subparagraphs (i) through (v) of this subparagraph (b) shall apply during Katz’ employment with, and for a period of three years following the termination of Katz’ employment with, any and all members of the Perfumania Group.

(i) For purposes of this Agreement, “Confidential Information” means all information, data and knowledge disclosed to or made available to Katz by any member of the Perfumania Group concerning the organization, business, technology or finances of any member of the Perfumania Group or of any third party company in the Fragrance Business that any member of the Perfumania Group is under an obligation to keep confidential, including, but not limited to, trade secrets or confidential information such as customer lists or compilations, alternate source vendor information, pricing and cost information, and financial information.

(ii) Katz shall not publish or otherwise disclose the Confidential Information or any part thereof to any other person, firm or corporation; provided, however, that the obligation not to publish or disclose the Confidential Information shall not apply to any of the following: (A) information that Katz receives from a third party without restriction or without breach of this Agreement; (B) information that is approved for release by the written authorization of the Board of Directors of the member of the Perfumania Group to which such information pertains or from which such information was obtained; (C) information that is or becomes publicly known, except when that information becomes publicly known as a result of an action of Katz; or (E) the disclosure of information which is required or protected by law or court order.

(iii) Katz shall safeguard the Confidential Information from disclosure or dissemination using a comparable level of diligence that Katz uses in safeguarding his own confidential information and that the members of the Perfumania Group generally use to safeguard their confidential information.

(iv) In the event that Katz is requested or required (by oral questions, interrogatories, requests for information or documents subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Katz will, if practicable to do so, provide the applicable member of the Perfumania Group with prompt notice of such request(s) so that such member may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement.

(v) All Confidential Information shall remain the sole and exclusive property of the applicable member of the Perfumania Group at all times. No license in Confidential Information is granted to Katz either directly or indirectly by this Agreement, nor are any rights of ownership in Confidential Information granted by this Agreement.

(c) Katz acknowledges and agrees that the covenants and obligations he has with respect to noncompetition, nonsolicitation and confidentiality of LLC and the members of the Perfumania Group contained in this paragraph relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause LLC and members of the Perfumania Group irreparable injury for which adequate remedies are not available at law. Therefore, Katz agrees that LLC or any member of the Perfumania Group shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Katz from committing any violation of the covenants and obligations contained in this paragraph. These injunctive remedies are cumulative and are in addition to any other rights and remedies that LLC or any member of the Perfumania Group may have at law or in equity.

(d) Notwithstanding the foregoing sentence, in the event of a breach of paragraph 4 of this Agreement alleged by LLC, any payments due to be made to Katz under paragraph 2 of this Agreement shall continue to be made for a period ending on the earlier to occur of (i) the date that is three (3) months following the commencement of an action for injunctive relief or an arbitration proceeding relating to such breach, or (ii) the determination by the court or arbitration panel, as applicable, that such breach occurred. Thereafter, LLC may discontinue any further payments to Katz unless and until the court or arbitration panel, as applicable, makes a final determination that Katz did not violate paragraph 4. In any suit for damages resulting from such breach, Katz shall be entitled to a setoff against any damages recovery made by LLC (the “LLC Damages”) in the amount of any unpaid balance of the promissory note issued pursuant to paragraph 2 above (the “Katz Setoff’), it being understood that if the LLC Damages exceed the Katz Setoff, then LLC’s recovery shall be limited to the amount of the Katz Setoff and any excess, if any, of the LLC Damages over the Katz Setoff shall be waived by LLC. If the Katz Setoff exceeds the LLC Damages, then Katz shall recover against LLC for such excess. The limitation on damages recovery by LLC that is specified in this subparagraph shall not in any way impair LLC’s right to obtain injunctive relief for a violation of paragraph 4 of this Agreement. In the event of an Event of Default, as defined in the Note, and the expiration of thirty (30) days following written notice from Katz of such Event of Default, Katz’s covenants under paragraph 4 hereof and all obligations of Katz under said paragraph 4 will terminate and be null and void unless such Event of Default is cured within said thirty day period.

5 Quality King Guarantee.

(a) Quality King Distributors, Inc. (“Quality King”) hereby unconditionally, irrevocably and absolutely guarantees to Katz and his successors and assigns, the due and prompt performance and payment, as applicable, by LLC of all of LLC’s obligations under or pursuant to this Agreement. (b) Simultaneously with the execution and delivery of the Note to Katz, Quality King shall deliver to Katz a guaranty substantially in the form attached hereto as Exhibit B signed by an officer of Quality King guaranteeing the due and prompt performance and payment by LLC of all of its obligations under the Note.

6 Entire Agreement: No Waiver.

This Agreement contains the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, either oral or written, with respect to the subject matter hereof, and there are no representations, warranties, promises, covenants or understandings other than those expressly set forth herein. No waiver of a breach of any provision hereof or a default under any provision hereof shall be deemed a waiver of such provision or of any subsequent breach or default of any kind or nature. No provision of this Agreement may be amended or waived except in writing signed by the party to be charged.

7 Severability.

In the event that any provision of this Agreement shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other provision s of this Agreement.

8 Successors and Assigns.

The terms and provisions of this Agreement shall inure to the benefit and be binding upon (1) LLC and its successors and assigns and all the members of the Perfumania Group, and (2) Katz and his respective heirs, legal representatives, successors and assigns.

9 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed solely within such State by residents thereof, without regard to New York’s internal law governing conflicts of laws.

10 Notices.

All notices and other communications given hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by recognized overnight courier such as Federal Express or UPS, addressed to the party for whom or for which intended, in the case of LLC, to its then principal office, or at such other address of which LLC shall have given notice to Katz in the manner herein provided, and in the case of Katz, at his residence address as the same is first set forth above or at such other address of which Katz shall have given notice to LLC in the manner herein provided, with a copy of all such notices and communications to be given concurrently to Alfred R. Paliani, Esq., General Counsel, Quality King Distributors, Inc., 35 Sawgrass Drive, Bellport, New York 11713. Notwithstanding the death of Katz, any notice intended for his executors or administrators shall be addressed to such party unless and until such executors or administrators shall have furnished evidence of their qualification as such and shall have given notice of the address to which notices intended for such executors or administrators shall be sent.

11 Maintenance of Copies.

The parties hereto agree to cause a copy of this Agreement to be kept on file at the offices of LLC.

12 Arbitration.

Any controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration before a single arbitrator and such arbitration shall comply with and be governed by the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), as are applicable to contracts made and performed entirely within the State of New York. Said arbitration shall take place in the office of AAA located Suffolk County, New York or such other place as mutually agreed upon by the parties in writing. An award by the arbitrator shall be binding upon both parties. Each party shall bear his or its costs of arbitration, including without limitation, attorneys’ fees and a one half share of the arbitrator’s fees. Judgment on the award rendered by the arbitrator may be entered by the Supreme Court for the State of New York, County of Suffolk.

13 Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument. In addition, signed signature pages transmitted by facsimile or scanned into an image file and transmitted via email shall be deemed due execution of the Agreement.

IN WITNESS WHEREOF, Katz has hereunto set his hand and LLC has caused this Agreement to be executed and its corporate seal affixed by its officers thereunto duly authorized on the date first above written.

MODEL REORG ACQUISITION LLC

/s/ Michael W. Katz	By:	/s/ Donna Dellomo
	Name:	Donna Dellomo
	Title:	Secretary and Treasurer

QUALITY KING DISTRIBUTORS, INC.
As to Paragraph 5 Only

	By:	/s/ Glenn Nussdorf
	Name:	Glenn Nussdorf
	Title:	President

EXHIBIT A

PROMISSORY NOTE

$1,920,000.00	Bellport, New York Dated: As of August 1, 2008

FOR VALUE RECEIVED, the undersigned MODEL REORG ACQUISITION LLC, a Delaware limited liability company (the “Maker”), and its successors and assigns, having an office at 35 Sawgrass Drive, Bellport, New York 11713, promises to pay to the order of MICHAEL W. KATZ (the “Holder”), having his residence at 4 Gnarled Hollow Circle, Huntington, N.Y. 11743, the principal sum of one million nine hundred twenty thousand dollars and no cents ($1,920,000.00) as hereinafter provided, together with interest (computed on the basis of a 360-day year of twelve 30-day months) at a rate equal to four percent (4%) per annum on the sum of the unpaid principal amount hereof from the date hereof until the principal amount hereof and accrued interest thereon is paid in full, whether upon maturity or by acceleration or otherwise. The agreement (the “Agreement”), dated as of August 1, 2008, between Holder and Maker, respecting, among other things, the payment to Holder of the remaining purchase price for Holder’s stock of Model Reorg, Inc., the Maker’s predecessor, among other obligations of the parties thereto, is hereby incorporated by reference in its entirety and made a part hereof, excluding paragraph 12 thereof relating to arbitration of disputes.

The principal amount of this Note, which is equal to one million nine hundred twenty thousand dollars and no cents ($1,920,000.00), and all interest accruing thereon for the period commencing on the date hereof through and including the date that the principal balance hereof is paid in full, shall be payable in thirty-six (36) equal installments of principal in the amount of $53,333.33 each, payable monthly commencing on September 1, 2008, with each subsequent installment payable on the first day of each month thereafter, and the final installment payable on August 1, 2011, each such installment to be paid together with all interest accrued on the unpaid principal balance hereof as of the date of each such installment.

The Maker hereby waives all applicable exemption rights as well as valuation and appraisement, presentment and demand for payment, protest and notice of protest, notice of dishonor, protest and demand, demand and dishonor, and non-payment of this Note, and expressly agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment of the principal and/or interest due and payable hereunder, regardless of the number of such renewals and extensions. No failure or delay by the Holder in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any rights, power or privilege.

If this Note (a) is not paid when due or (b) is collected through a bankruptcy, receivership or other court proceeding, whether before or after this Note is due, or (c) is placed in the hands of attorneys for collection, the undersigned agrees to pay, in addition to the then outstanding balance of the principal sum, any accrued and unpaid interest thereon and all other fees, sums, charges and amounts due and payable under this Note, all costs of collecting or attempting to collect the same (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred by the Holder hereof.

This Note may not be altered, amended, canceled, changed, discharged, modified, terminated or waived orally, but only by an agreement in writing dated and executed by the party against which enforcement of such alteration, amendment, change, cancellation, discharge, modification, termination or waiver is sought.

Any notice, request, demand, consent, approval or other communication which the Holder hereof or the undersigned is obligated or may elect to give hereunder (“Notice”) shall be given by registered or certified mail, return receipt requested, postage prepaid, or by recognized overnight courier such as Federal Express or UPS, addressed to the party to receive such Notice at such party’s address first above set forth. Either party may, by Notice given as aforesaid, change its address for all subsequent Notices. Notices shall be deemed given as of the second business day following the date when mailed as aforesaid.

This Note may be prepaid in whole or in part at any time without premium or penalty.

Upon the happening of any of the following events, each of which constitutes a default (“Event of Default”), all sums due will thereupon or at any time thereafter, at Holder’s option, without notice or demand, become immediately due and payable:

(1) failure of any Obligor (which term means and includes Maker and any endorser, surety, guarantor or other party liable for payment of this Note) to pay an installment of principal and interest on or before the expiration of ten (10) days following written notice from Holder to Maker of its failure to make timely payment of such installment hereunder; (2) the filing of any petition under the Bankruptcy Code or any similar federal or state statute by or against any Obligor or the insolvency of any Obligor; or (3) the making of a general assignment by any Obligor for the benefit of creditors, appointment of or taking possession by a receiver, trustee or custodian or similar official for any Obligor or for any assets of any such Obligor or institution by or against any Obligor of any kind of insolvency proceedings or any proceeding for dissolution or liquidation of any Obligor which is not dismissed within 90 days of the filing thereof; or (4) failure of Obligor (which term means and includes the Maker and any endorser, surety, guarantor or other party liable for payment of this Note) to pay unpaid principal balance of this Note and any accrued interest thereon upon acceleration in accordance with paragraph 3 of the Agreement.

Holder will have all of the rights and remedies of a creditor under all applicable law. Without limiting the generality of the foregoing, upon the occurrence of an Event of Default, Holder may, at his option, and without notice or demand declare the entire unpaid principal and accrued interest accelerated and due and payable at once.

The provisions of this Note shall be binding upon and inure to the benefit of the undersigned Maker and the Holder hereof and their respective heirs, legal representatives, successors and assigns,. For the purposes of this Note, the phrase “Holder” shall also mean and include all subsequent holders of this Note.

In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been included.

This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to New York’s internal law governing conflicts of laws.

MODEL REORG ACQUISITION LLC

By:	/s/ Donna Dellomo
Name:	Donna Dellomo
Title:	Secretary and Treasurer

EXHIBIT B

GUARANTY

In consideration of, and to induce Michael W. Katz (“Katz”) to execute, that certain agreement (the “Agreement”) by and between Katz and Model Reorg Acquisition LLC (the “LLC”), a Delaware limited liability company, dated as of August 1, 2008, and to induce Katz to accept a promissory note (the “Note”), dated as of August 1, 2008, from the LLC for the sum of $1,920,000 plus interest as described in the Note, as part of the payment for Katz’s stock in the Model Reorg, Inc., the LLC’s predecessor, the undersigned, Quality King Distributors, Inc., a New York corporation (“Guarantor”), intending to be legally bound, hereby unconditionally, irrevocably and absolutely guarantees, to Katz and his successors and assigns, the due and prompt payment and performance by the LLC of all of the LLC’s obligations and liabilities (the “Obligations”) under or pursuant to the Note, as defined more particularly below.

The word “Obligations” is used herein in its most comprehensive sense and includes, without limitation, any indemnity obligations, agreements, payment obligations, covenants, warranties or representations of the LLC under or pursuant to the Note, whether existing now or arising after the date of this Guaranty.

The liability of Guarantor hereunder is primary and shall be enforceable against Guarantor without first resorting to the LLC or exhausting remedies against the LLC and regardless of the solvency or insolvency of the LLC at any time. Any forbearances, acceptance of payments on account, extensions of time for payment of charges in the form of indebtedness, acceptance or release of security, invalidity or enforceability of the Obligations and any change in the status of the LLC shall not release Guarantor from any liability under this Guaranty. Guarantor understands and acknowledges that by virtue of this Guaranty, Guarantor has specifically assumed any and all risks of a bankruptcy or reorganization proceeding with respect to the LLC. Guarantor agrees that in the event a settlement is made with the LLC for less than the amount due Katz, Guarantor shall not be released from liability for the balance still due Katz even though the LLC shall have been released from said Obligations.

This is an absolute, continuing and unconditional Guaranty, and Guarantor’s obligations hereunder shall not be affected by (i) the validity, regularity or enforceability of the Note; or (ii) any other circumstance whatsoever (with or without notice to or knowledge of the LLC) which constitutes, or might be construed to constitute, an equitable or legal discharge of the LLC from the Obligations, in bankruptcy or in any other instance. This Guaranty shall remain in full force and effect from this date until all the Obligations have been paid or otherwise satisfied or performed in full.

Guarantor hereby waives notice of acceptance of this Guaranty, notice of presentment and protest of the Note, diligence, notice of any default by the LLC, and all other notices to which Guarantor might be entitled or which may be required by law. Guarantor waives the benefit of any statutes of limitations affecting Guarantor’s liability hereunder or the enforcement this Guaranty. The Guarantor hereby absolutely subordinates to the Obligations, both in right of payment and in the time of payment, any present or future debts or obligations of the LLC to Guarantor, except to the extent that Guarantor’s senior secured bank lenders have a prior perfected security interest in such present or future debts or obligations of the LLC to Guarantor.

Guarantor agrees to pay Katz all costs, reasonable attorneys’ fees and reasonable expenses paid or incurred by Katz in enforcing any of his rights under this Guaranty, as well as interest, on any unpaid Obligations of the Corporation to Katz under the Note at the rate set forth in the Note.

Guarantor hereby represents and warrants (i) that it is duly organized and validly existing in good standing under the laws of the jurisdiction under which it is organized, and is duly qualified to do business and is in good standing in every other jurisdiction as to which the nature of the business conducted by it makes such qualification necessary; (ii) that it has power and authority to enter into and perform this Guaranty; (iii) that the execution, delivery and performance of this Guaranty by it have been duly authorized by proper action and are not in contravention of law or of the terms of its articles of incorporation or bylaws, or equivalent charter documents, or any agreement, instrument, indenture or other undertaking to which it is a party or by which it is bound; (iv) that all registrations and approvals of any governmental agency, department or commission necessary for the execution, delivery and performance of this Guaranty and for the validity and enforceability thereof, have been obtained and are in full force and effect; (v) that this Guaranty is the legal, valid and binding obligation of the Guarantor, enforceable against Guarantor in accordance with its terms; and (vi) that no legal proceedings are pending, or to the best of Guarantor’s knowledge threatened, before any court or governmental agency which would reasonably be expected to adversely affect in a material manner its financial condition, operations or any licenses or its ability to perform under this Guaranty. All representations and warranties made by Guarantor herein shall survive the execution hereof.

Guarantor is an affiliate of the LLC and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Obligations.

This Guaranty shall be construed, interpreted and applied in accordance with the internal laws of the State of New York, exclusive of its choice of law provisions and regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY FINAL JUDGMENT THEREOF.

In case any provision of this Guaranty shall be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Guaranty and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Guarantor agrees that this Guaranty shall be binding on its successors and permitted assigns; provided, however, that this Guaranty may not be assigned by Guarantor without the prior express written consent of Katz, which consent shall not be unreasonably withheld or delayed. Any assignment made in contravention of this paragraph shall be null and void.

None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Katz.

This Guaranty may be executed in one or more counterparts, including facsimiles thereof, all of which shall be considered one and the same Guaranty.

IN WITNESS WHEREOF, this Guaranty is signed as of the 1st day of August, 2008.

GUARANTOR:

QUALITY KING DISTRIBUTORS, INC.

By:	/s/ Glenn Nussdorf
Name:	Glenn Nussdorf
Title:	President

Acknowledged and agreed:

/s/ Michael W. Katz
Michael W. Katz